Exhibit 10.31

[Accenture plc letterhead]

As determined by the Compensation Committee of the Board of Directors of Accenture plc (the “Company”), the Company has amended your [Restricted Share Unit Agreement] (the “RSU Agreement”) as set forth below, in order to provide for accelerated delivery of any previously vested but unreleased shares in the event of your death following a qualifying termination of employment. Capitalized terms used herein without definition have the meanings assigned to such terms under the RSU Agreement or the Amended and Restated Accenture plc 2010 Share Incentive Plan, as applicable. The Company hereby amends and restates the first sentence of Section 3(b) of the RSU Agreement to include a new sub-clause (ii) thereof, so that such sentence will read in its entirety as follows:

“(b) Death or Disability. Notwithstanding Section 3(a) of this Agreement, if (i) the Participant’s employment with the Constituent Companies terminates due to the Participant’s death or Disability, the Company shall issue or cause to be transferred to the Participant or to his or her estate, as the case may be, a number of Shares equal to the aggregate number of RSUs granted to the Participant hereunder (rounded down to the next whole Share) as soon as practicable following such termination of employment, at which time a number of RSUs equal to the number of Shares issued or transferred to the Participant or to his or her estate shall be extinguished or (ii) the Participant dies following an involuntary not for Cause termination of employment with the Constituent Companies, the Company shall issue or cause to be transferred to the Participant’s estate all previously vested but unreleased Shares (rounded down to the next whole Share) as soon as practicable following receipt of satisfactory evidence of such Participant’s death; provided, however, that upon the issuance or transfer of Shares to the Participant or to his or her estate, in lieu of a fractional Share, the Participant or his or her estate, as the case may be, shall receive a cash payment equal to the Fair Market Value of such fractional Share.”

Except as expressly set forth in this letter, the terms and conditions set forth in your RSU Agreement shall continue in full force and effect.

ACCENTURE PLC

By:

Chad T. Jerdee
General Counsel and Chief Compliance Officer